ITEM 77E:  LEGAL
PROCEEDINGS

Since February 2004,
Federated and related
entities (collectively,
?Federated?) have
been named as
defendants in several
lawsuits, that were
consolidated into a
single action in the
United States District
Court for the Western
District of
Pennsylvania, alleging
excessive advisory
fees involving one of
the Federated-
sponsored mutual
funds.  Without
admitting the validity
of any claim,
Federated reached a
final settlement with
the Plaintiffs in these
cases in April 2011.